Exhibit 99.1

WYNN RESORTS ANNOUNCES EFFICIENCY INITIATIVES TO BE IMPLEMENTED IMMEDIATELY IN LAS VEGAS

LAS VEGAS, February 3, 2009 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) announced  today that a number of efficiency initiatives would be implemented at Wynn Las Vegas focused on keeping full time staff employed in these uncertain times.  These initiatives include reductions in pay for all salaried employees in Las Vegas, reduced work weeks for full-time hourly employees, the elimination of 2009 bonus accruals and a suspension of the employer match to the 401K contributions.  The Company believes these initiatives plus other operational efficiencies will save approximately $75-100 million annually.

Steven A Wynn, Chairman and CEO of Wynn Resorts commented, “The management team at Wynn Resorts recognizes their responsibility to the employees, customers and shareholders to maintain the strength and health of the business and the integrity of the guest’s experience.  We will make decisions that protect and preserve the stability of the employees and allow the company to optimize its performance.”

In addition, Wynn Resorts has a strong balance sheet with over $1 billion of cash on hand and only $375 million of debt maturities over the next two years.

The Company will host a call today, February 3rd at 2:45 pm pacific time to discuss these initiatives. The call will be accessible by calling (800) 794-8478. The conference call ID is 84407937.

About Wynn Resorts
Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn Las Vegas (www.wynnlasvegas.com), Encore (www.encorelasvegas.com) and Wynn Macau (www.wynnmacau.com). Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip features 2,716 luxurious guest rooms and suites, an approximately 111,000 square foot casino, 22 food and beverage outlets, an on-site 18-hole golf course, approximately 223,000 square feet of meeting space, an on-site Ferrari and Maserati dealership, and approximately 74,000 square feet of retail space.

Encore, the new signature resort in the Wynn collection, opened December 22, 2008. Encore is located immediately adjacent to Wynn Las Vegas and features 2,034 suites, approximately 72,000 square foot casino, 12 food and beverage outlets, a nightclub, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale retail outlets.

Wynn Macau is a destination casino resort in the Macau Special Administrative Region of the People's Republic of China and currently features 600 deluxe hotel rooms and suites, approximately 205,000 square foot casino, casual and fine dining in five restaurants, approximately 46,000 square feet of retail space, a health club, pool and spa, along with lounges and meeting facilities.

MEDIA CONTACT:
Jennifer Dunne
Vice President of Public Relations & Advertising
702.770.2120
Jennifer.dunne@wynnlasvegas.com